Exhibit 21.1

Subsidiaries

China Net Online Media Group Limited (“China Net BVI”), a British Virgin Islands company.

China Net BVI is the sole shareholder of CNET Online Technology Co. Limited (“China Net HK”), a Hong Kong company, and the sole shareholder of ChinaNet Investment Holding Ltd. (“ChinaNet Investment BVI”), a British Virgin Islands company.

ChinaNet Investment BVI is the sole shareholder of Grandon Investments Limited (“Grandon BVI”), a British Virgin Islands company.

Grandon BVI is the sole shareholder of Winner Glory Limited (“Winner Glory HK”), a Hong Kong company.

China Net HK is the sole shareholder of Rise King Century Technology Development (Beijing) Co., Ltd., a wholly foreign-owned enterprise (“WFOE”), established in the People’s Republic of China (the “PRC”).

The WFOE is the sole shareholder of ChinaNet Online Holdings Co., Ltd. (“ChinaNet Online Holdings”), and the sole shareholder of ChinaNet Online (Guangdong) Holdings Co., Ltd. (“ChinaNet Online Guangdong Holdings”), each of which is incorporated in the PRC.

Through a series of contractual agreements (the “VIE agreements”) between the WFOE and Business Opportunity Online (as defined below) and Beijing CNET Online (as defined below) (Business Opportunity Online and Beijing CNET Online, collectively, the “VIEs”), the Company, through the WFOE, has the power to direct activities of the VIEs that most significantly impact the economic performance of the VIEs and the obligation to absorb the losses and the right to receive benefits of the VIEs that could potentially be significant to the VIEs in a manner that does not violate the related PRC laws. As such, the WFOE is deemed to be the primary beneficiary of the VIEs, that are parties to the relevant VIE agreements, for accounting purposes only, which serves the purpose of consolidating the VIEs’ operating results in the preparation of the Company’s consolidated financial statements under the U.S. GAAP.

●	Business Opportunity Online (Beijing) Network Technology Co., Ltd. (“Business Opportunity Online”), incorporated in the PRC.

●	Beijing CNET Online Advertising Co., Ltd. (“Beijing CNET Online”), incorporated in the PRC.

Business Opportunity Online is the sole shareholder of Beijing Chuang Fu Tian Xia Network Technology Co., Ltd. (“Beijing Chuang Fu Tian Xia”), the sole shareholder of Business Opportunity Online (Hubei) Network Technology Co., Ltd. (“Business Opportunity Online Hubei”), the sole shareholder of Beijing Chuang Shi Xin Qi Advertising Media Co., Ltd. (“Beijing Chuang Shi Xin Qi”), and the sole shareholder of Beijing Hong Da Shi Xing Network Technology Co., Ltd. (“Beijing Hong Da Shi Xing”), each of which is incorporated in the PRC.

Business Opportunity Online Hubei is the sole shareholder of ChinaNet Online (Guangdong) Technology Co., Ltd. (“ChinaNet Online Guangdong Technology”), a PRC company.